Exhibit 99.2

XERIS PHARMACEUTICALS ANNOUNCES EXPANDED $85 MILLION DEBT FACILITY WITH OXFORD FINANCE AND SILICON VALLEY BANK
Provides up to three years of interest only and extension of maturity date

CHICAGO, IL; September 10, 2019 - Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company leveraging its novel formulation technology platforms to develop and commercialize ready-to-use injectable and infusible drug formulations, today announced that it has entered into an amended and restated loan and security agreement with Oxford Finance LLC (Oxford) and Silicon Valley Bank (SVB). The agreement increases the borrowing base from $45 million to up to $85 million, subject to certain conditions, and extends the maturity date of the debt to as late as June 2024, if the second tranche is drawn.

“We are pleased to expand and extend our financing partnership with Oxford and SVB at this important stage of our company as we prepare to launch our first commercial product later this year. The expanded debt facility provides Xeris with greater financial flexibility and additional access to capital as we continue to leverage our technology and advance our pipeline,” said Paul R. Edick, Chairman and CEO of Xeris.

Under the terms of the debt facility, $60 million will be drawn at the initial funding date, and additional tranches of $15 million and $10 million are available for drawdown prior to March 31, 2021 and June 30, 2021, respectively, contingent on achieving certain revenue targets. The amended facility replaces the previous $45 million facility, of which $35 million has been drawn to date. If the second tranche of $15 million is drawn, the facility’s interest only period would be through December 31, 2021, and if the third tranche of $10 million is drawn, the facility’s interest only period would be through September 30, 2022; otherwise the facility is interest only through March 31, 2021. The final maturity date of the debt facility is initially June 1, 2023 and may be extended to June 1, 2024 if the second tranche is drawn.

Xeris Pharmaceuticals will host a conference call and webcast today, Tuesday, September 10, 2019 at 12:30 pm Eastern Time, to discuss today’s announcements, including the FDA’s approval of GVOKE™, the Company’s ready-to-use, room-temperature stable liquid glucagon for the treatment of severe hypoglycemia. The conference call can be accessed by dialing 866-951-8137 for domestic callers and 270-215-9500 for international callers. Please provide the operator with the conference ID 6588821 to join the conference call. The conference call will be available via webcast under the Investors section of Xeris' website at www.xerispharma.com. An archive of today's webcast will be available on Xeris’ website for 60 days following the call.

About Xeris Pharmaceuticals, Inc.

Xeris is a specialty pharmaceutical company leveraging its novel formulation technology platforms to develop and commercialize ready-to-use, room-temperature stable injectable and infusible drug formulations. The Company’s proprietary XeriSol™ and XeriJect™ formulation technologies are being evaluated for the subcutaneous (SC) and intramuscular (IM) delivery of highly-concentrated, non-aqueous, ready-to-use formulations of peptides, small molecules, proteins, and antibodies using commercially available syringes, auto-injectors, multi-dose pens, and infusion pumps. XeriSol™ and XeriJect™ have the potential to offer distinct advantages over existing formulations of marketed and development-stage products, including eliminating the need for reconstitution, enabling long-term, room-temperature stability, significantly reducing injection volume, and eliminating the requirement for intravenous (IV) infusion. These attributes may lead to products that are easier to use by patients, caregivers, and health practitioners and reduce costs for payers and the healthcare system. Further information about Xeris can be found at www.xerispharma.com.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $5 billion in loans, with lines of credit ranging from $5 million to $150 million. Oxford is headquartered in Alexandria, Virginia, with additional offices in San Diego, California, Palo Alto, California, and the greater Boston and New York City areas. For more information, visit oxfordfinance.com.

About Silicon Valley Bank

For more than 35 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Xeris Pharmaceuticals, Inc., including statements concerning plans, projections and estimates regarding the use of proceeds from the credit facility, the timing or likelihood of funding additional tranches under the Company’s credit facility, and other statements containing the words "will," "would," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, without limitation, the regulatory approval of the Company’s product candidates, its ability to fund its operations, capital expenditures, and planned drug development and commercialization efforts from borrowings from the credit facility and proceeds from accessing debt or equity markets, its ability to market and sell its products, if approved, and other factors discussed in the "Risk Factors" section of the most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in Xeris’ subsequent filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Xeris expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237